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SUDBURY, INC.                                                   EXHIBIT 4.7
REGISTRATION STATEMENT                                          -----------
ON FORM S-8/JANUARY, 1995

                                 SUDBURY, INC.
                      NON-STATUTORY STOCK OPTION AGREEMENT


  THIS NON-STATUTORY STOCK OPTION AGREEMENT, dated this 1st day of September, 1992, (being the date this option is granted) by and between Sudbury, Inc. (hereinafter called the "Company"), and Jacques R. Sardas (hereinafter called the "Optionee"), President and Chief Executive Officer of the Company.

                              W I T N E S S E T H:
                              --------------------
  That the Parties hereto have agreed and do hereby agree as follows:

  SECTION 1. The Company hereby grants to the Optionee the option to purchase Shares of the Company's "New Common Stock" as defined herein at the price and subject to the terms and conditions as hereinafter set forth. "New Common Stock" shall mean the common stock of the Company that shall be issued upon the Company's discharge from its bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code to current equity holders, certain debt holder, and others, and shall represent all of the common equity of the Company as of the Discharge Date.

  SECTION 2. The aggregate number of shares of New Common Stock purchasable hereunder (the "Option Shares") shall be equal to fifteen percent of the total number of shares of New Common Stock of the Company that shall be ordered to be issued upon the Company's discharge from the bankruptcy proceeding (the date of such discharge to be called the "Discharge Date"); provided that, solely for purposes of determining the number of shares for which this option is exercisable under the preceding clause, the total number of shares of New Common Stock of the Company on such Discharge Date shall be deemed to include the maximum number of shares of New Common Stock for which this option may be exercised.
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  SECTION 3.  The option price is $.01 per Option Share.

  SECTION 4. This option is not transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and is exercisable, during the lifetime of the Optionee, only by him or his guardian or legal representative.

  SECTION 5. Notwithstanding any other provision hereof, this option shall not be exercisable after the expiration of five years from the date this option is granted, or upon such earlier expiration date as may be provided by Sections 7 or 9. The options granted pursuant to this Agreement shall vest on the following schedule:

  (a) options for five percent (5%) of the New Common Stock upon the date of this Agreement; and

  (b) options for an additional ten percent (10%) of the New Common Stock upon the later of the date of this Agreement or July 13, 1992.

  SECTION 6. Notwithstanding the provisions of Section 5, none of the options shall be exercisable prior to six (6) months after the date of this Agreement. Furthermore, fifty percent (50%) of the options described under Section 5(b) hereof (the "Last Options") shall only become exercisable in incremental amounts of one percent (1%) each on the "Valuation Date" (as defined below) if the "Fair Market Value" (as defined below) meets or exceeds the "Targeted Amounts" set forth in the following schedule:

- -----------------------------------------------------------------------------------------
 "FAIR MARKET VALUE" OF THE COMPANY                      ADDITIONAL OPTIONS EXERCISABLE
- -----------------------------------------------------------------------------------------
 More than $15 million and up to $20 million             1%
- -----------------------------------------------------------------------------------------
 More than $20 million and up to $25 million             1%
- -----------------------------------------------------------------------------------------
 More than $25 million and up to $30 million             1%
- -----------------------------------------------------------------------------------------
 More than $30 million and up to $35 million             1%
- -----------------------------------------------------------------------------------------
 More than $35 million                                   1%
- -----------------------------------------------------------------------------------------


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  The "Valuation Date" shall be the earlier of (a) the consummation and closing of a transaction involving the sale or disposition of substantially all of the then remaining assets of the Company or substantially all of the Company's New Common Stock (whether by sale, merger, public offering, leveraged buyout or other similar transaction (an "Exit Transaction")), or
(b) January 12, 1996; provided that solely for purposes of determining whether the Last Options are exercisable, Optionee shall have one opportunity at any time during the term of his employment, to require the Company to engage an investment banking firm or appraiser (to be selected by the Company) to determine whether a Targeted Amount has been achieved and sustained for a period of at least six months, in which event such corresponding increments of Last Options will become exercisable at the end of such six month period.

  The "Fair Market Value" of the Company shall be deemed to be (i) the total value and/or consideration received (including debt then assumed or being paid off) by the holders of the Company's New Common Stock (or by the Company, in the case of a sale of assets) in the event of an Exit Transaction; or (ii) the appraised value of the Company as determined by an investment banking firm or appraiser mutually acceptable to the Company's Board of Directors and Optionee in the event that no Exit Transaction occurs by January 12, 1996.

  In the event the Fair Market Value of the Company as of the Valuation Date exceeds the Targeted Amounts, it is understood and agreed that Optionee is also entitled to receive the amount described in Section 3(d) of that certain employment agreement dated January 13, 1992 by and between Optionee and the Company (the "Employment Agreement") which agreement is hereby incorporated by reference and made a part hereof.

  SECTION 7. If the Optionee shall cease to be employed by the Company for any reason, this option shall not be exercisable after thirty (30) days after the date employment terminates; provided, however, that it is understood and agreed that Optionee shall have the rights set forth in Section 5(e) of the Employment Agreement.
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  SECTION 8.  In the event that at any time prior to the expiration of this option each of the outstanding shares of New Common Stock of the Company (except shares held by dissenting shareholders) shall be changed to or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then for all purposes of this option there shall be substituted for each Option Share purchasable hereunder the number and kind of shares of stock or other securities into which each such Option Share shall be so changed, or for which each such Option Share shall be so exchanged and the shares or securities so substituted for each such Option Share shall be subject to purchase at the option price, as above provided. In the event that the Company shall issue a stock dividend in New Common Stock with respect to the Option Shares, the number of Option Shares then purchasable hereunder shall be adjusted by adding to each such Option Share the number of Option Shares which would have been distributed as a stock dividend thereon had such Option Share been outstanding on the record date for payment of the sock dividend, and each such Option Share together with said additional New Common Stock shall be purchasable at the option price, as above provided. In the event that there shall be any other change in the number or kind of outstanding New Common Stock of the Company or of any shares of stock into which Option Shares shall have been changed or for which they shall have been exchanged then the Board of Directors may make such adjustment in the number or kind of shares of stock or other securities subject to purchase at the option price, as above provided, as the Board, in its sole discretion, may determine is equitable to both the Company and Optionee, and such adjustment so made shall be effective and binding for all purposes of this option. Anything to the contrary herein notwithstanding, the Optionee shall not be entitled to purchase a fraction of an Option Share under this option.

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  SECTION 9.  If the Company shall liquidate or dissolve, or shall be a party of a merger or consolidation with respect to which the Company shall not be the surviving corporation or an Exit Transaction shall occur, the Company shall give prior written notice thereof to the Optionee at least thirty (30) days prior thereto. To the extent this option shall not have been exercised on or prior to the effective date of such liquidation, dissolution, merger or consolidation, it shall terminate on said date, unless it is assumed by another corporation.

  SECTION 10. Subject to the terms and conditions hereof, this option may be exercised by delivering to the Company at the office of its Treasurer a written notice, signed by the person entitled to exercise the option, of the election to exercise the option and stating the number of Option Shares to be purchased. Such notice shall, as an essential part thereof, be accompanied by the payment of the full purchase price of the Option Shares then to be purchased. Upon payment within the time period specified by the Company of the amount, if any, in cash, required to be withheld for Federal, state and local tax purposes on account of the exercise of the option (provided that the Optionee may at the time of exercise of the option (provided that the Optionee may at the time of exercise authorize the Company to withhold from his next salary payment all or part of the amount, if any, required to be withheld by the Company on account of such exercise) the option shall be deemed exercised as of the date the Company received such notice. Payment of the full purchase price must be made in cash. Upon the proper exercise of the option, the Company shall issue in the name of the person exercising the option, and deliver to him, a certificate or certificates for the Option Shares purchased. The Optionee agrees that as holder of the option he shall have no rights as shareholder or otherwise in respect of any of the Option Shares as to which the option shall not have effectively been exercised as herein provided.

  SECTION 11. This option shall not be exercisable if such exercise would violate:

  (a)  Any applicable state securities law;

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  (b)  Any applicable registration or other requirements under the Securities
       Act or applicable requirements of NASDAQ; or

  (c)  Any applicable legal requirement of any other governmental authority.

The Company agrees to make reasonable efforts to comply with the foregoing laws and requirements so as to permit the exercise of this option. Furthermore, if a registration statement with respect to the Option Shares to be issued upon the exercise of this option is not effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Securities Act of 1933 (the "Securities Act"), the Company may require, as a condition to its issuance and delivery of certificates for the Option Shares, the delivery to the Company of a commitment in writing by the person exercising the option that at the time of such exercise it is his intention to acquire such Option Shares for his own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the Option Shares may be "restricted securities" as defined in Rule 144, promulgated under the Securities Exchange Act of 1934; and that any resale, transfer or other disposition of said Option Shares will be accomplished in compliance with Rule 144, the Securities Act or other or subsequent applicable rules and regulations thereunder. The Company may place on the certificates evidencing such Options Shares an appropriate legend reflecting the aforesaid commitment and may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the Securities Act or the rules and regulations promulgated thereunder would be involved in such transfer.

  SECTION 12. The Board of Directors shall have authority, subject to the express provisions of this Agreement, to make all determinations in the judgment of the Board necessary or desirable for the interpretation of this Agreement. The Board may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner to the extent it shall deem expedient, and it shall be the sole and final judge of such expediency. All actions by the Board under the provisions of this section shall be conclusive for all purposes.

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  SECTION 13.  In the event of an Exit Transaction, the Company shall require any successor by agreement in form and substance reasonably satisfactory to Sardas, to expressly assume and agree to perform the Company's obligations under this Agreement.

  SECTION 14. No provisions of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and it is agreed to in writing, signed by Optionee and by another executive officer of the Company. No waiver by either party hereto of any breach by the other party hereto or any condition or provision of this Agreement to be performed by such other party shall be deemed waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

  SECTION 15. This Agreement together with the Employment Agreement constitute the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

  SECTION 16. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

  SECTION 17. Contemporaneously with and as part of its request for approval of the Employment Agreement, the Company shall seek the Bankruptcy Court's approval for the Company's execution of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Non-Statutory Stock Option Agreement in duplicate as for the day and year first written above.

                                        SUDBURY, INC.


                                        By:  /s/Robert G. Kuhbach
                                             --------------------

                                             /s/Jacques R. Sardas
                                             --------------------
                                             Jacques R. Sardas, Optionee

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